UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2011

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	I.R.S. Employer Identification No.

1-5324	NORTHEAST UTILITIES (a Massachusetts voluntary association) One Federal Street, Building 111-4 Springfield, Massachusetts 01105 Telephone number: (413) 785-5871	04-2147929
0-7624	WESTERN MASSACHUSETTS ELECTRIC COMPANY (a Massachusetts corporation) One Federal Street, Building 111-4 Springfield, Massachusetts 01105 Telephone number: (413) 785-5871	04-1961130

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.

Other Events

Item 8.01.

Other Events.

On January 31, 2011, the Massachusetts Department of Public Utilities (“DPU”) issued a decision (“Decision”) on the request by Western Massachusetts Electric Company (“WMECO” or the “Company”) for an increase in electric distribution rates.  WMECO is a wholly-owned subsidiary of Northeast Utilities.

In the Decision, the DPU approved:

•

an increase in annual distribution revenues of $16.8 million, effective February 1, 2011, subject to the DPU’s approval of a compliance filing;

•

an allowed return on equity (“ROE”) of 9.6 percent;

•

a decoupling mechanism with no inflation adjustment;

•

an inclining block rate structure pursuant to which residential non-heating customers using more than 600 kilowatt hours per month will be billed at a higher rate;

•

recovery of certain active hardship account balances; and

•

recovery of certain storm costs over five years, subject to further proceedings.

In its filing with the DPU on July 16, 2010, WMECO requested a $28.4 million increase in annual distribution revenues and an allowed ROE of 10.5 percent.  The DPU did not approve WMECO’s request for rate recovery of increased reliability infrastructure investment averaging approximately $20 million per year.

A copy of the Decision can be found on the “Rate Case Updates” link on the “Investors” page of Northeast Utilities’ website at www.nu.com.  For further information on this matter, reference is made to Northeast Utilities’ and WMECO’s combined Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Financial Condition and Business Analysis – Regulatory Developments and Rate Matters.”

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES WESTERN MASSACHUSETTS ELECTRIC COMPANY (Registrants)
February 3, 2011	By: /s/ JAY S. BUTH Jay S. Buth Vice President-Accounting and Controller

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